UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

 CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  November 20, 2006

XTO ENERGY INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-10662	75-2347769
(Commission File Number)	(IRS Employer Identification No.)

810 Houston, Fort Worth, Texas	76102
(Address of Principal Executive Offices)	(Zip Code)

(817) 870-2800
(Registrant’s Telephone Number, Including Area Code)

NONE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Compensation. On November 20, 2006, the Compensation Committee of the Board of Directors conducted a compensation review and approved the following bonuses for the named executive officers: Bob R. Simpson, Chairman of the Board and Chief Executive Officer, $17,000,000; Keith A. Hutton, President, $1,725,000; Vaughn O. Vennerberg II, Senior Executive Vice President and Chief of Staff, $1,400,000; Louis G. Baldwin, Executive Vice President and Chief Financial Officer, $400,000; and Timothy L. Petrus, Executive Vice President - Acquisitions, $375,000.

Agreement. On November 21, 2006, the Board of Directors authorized the Company to enter into an agreement with Timothy L. Petrus under which Mr. Petrus, if employed by the Company on the date of a change in control, will receive a lump-sum cash payment equal to the value of 125,000 shares of Common Stock of the Company on the date of the change in control. The amount to be paid under this agreement will be adjusted for any future stock splits or other extraordinary transactions. If Mr. Petrus is subject to the 20% parachute excise tax, the Company will pay him an additional amount to “gross up” the payment so that he will receive the full amount due under the terms of the agreement after payment of the excise tax.

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SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XTO ENERGY INC.

Date: November 27, 2006	By:	/s/ BENNIE G. KNIFFEN
Bennie G. Kniffen
Senior Vice President and Controller

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